Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Radisys Corporation:

We consent to the use of our report dated March 14, 2014 with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP
Portland, Oregon
January 27, 2015